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                                                                    Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 9 to Registration Statement No. 333-69522 of MetLife Investors Variable Life Account One on Form N-6 of our report dated March 31, 2006 relating to MetLife Investors Variable Life Account One appearing in the Prospectus in Post-Effective Amendment No. 8 to Registration Statement No. 333-69522; to the use of our report dated April 19, 2006 relating to MetLife Investors Insurance Company (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the change in method of accounting for certain non-traditional long duration contracts and separate accounts as required by new accounting guidance which became effective on January 1, 2004); and to the use of our report dated April 25, 2006 (July 20, 2006 as to Note 17) relating to General American Life Insurance Company (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the change in method of accounting for certain non-traditional long duration contracts and separate accounts, and for embedded derivatives in certain insurance products as required by new accounting guidance which became effective on January 1, 2004 and October 1, 2003, respectively), both appearing in the Statement of Additional Information in this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus and Statement of Additional Information.

/s/ DELOITTE & TOUCHE LLP

St. Louis, Missouri
July 25, 2006